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                                                                     EXHIBIT 1.1

                     [LETTERHEAD OF CENTRAL GARDEN & PET]

FOR IMMEDIATE RELEASE
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Contacts:  Gregory Reams                   Debbie Miller/Shelley Young
           Central Garden & Pet            Sard Verbinnen & Co
           510/283-4573                    212/687-8080

                     CENTRAL GARDEN & PET COMPANY ACQUIRES
                            FOUR PAWS PRODUCTS LTD.

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     LAFAYETTE, CA, JANUARY 20, 1997 -- Central Garden & Pet Company
(NASDAQ:CENT) today announced that it has acquired Four Paws Products, Ltd., a manufacturer of branded pet supply products based in Hauppauge, New York for $45 million in cash and $10 million in Central common stock.

     Four Paws is one of the largest manufacturers of dog, cat, reptile and small animal products in the United States, under brand names which include Magic Coat(R), Four Paws(R) and Wee-Wee Pads(R). Four Paws products are distributed throughout the United States, Canada, Europe and Asia. Sales in 1996 were approximately $30 million.

     "The acquisition of Four Paws is another major step in our branded products strategy, and continues to strengthen our position in the pet supplies industry," said William E. Brown, Chairman and Chief Executive Officer of Central. "Branded products are an increasingly significant part of Central's business and an area in which Central has made great progress in the last year. We're pleased that Allen J. Simon, President of Four Paws and the person most responsible for its success, has agreed to join the Central team and continue to contribute his expertise to our enterprise."

     Said Simon: "Four Paws is a great fit with Central. With Central's strong focus on branded products and commitment to growing that segment of its business, I believe Four Paws products will quickly achieve a higher profile and stronger presence in the rapidly growing pet supplies marketplace."

     Central Garden & Pet Company is the leading national distributor of lawn, garden and pet supply products, and a major national distributor of pool supplies.

                                    -more-
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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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